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                                                                     EXHIBIT 2.2
                                                                     -----------

                           Stock Purchase Agreement
                           ========================


     This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this 22nd day of November, 1999, by and between KAISER VENTURES INC., a Delaware corporation, ("Kaiser") and the Pension Benefit Guaranty Corporation ("PBGC").

                                   Recitals

     A. PBGC owns shares of the $.03 par value common stock of Kaiser which PBGC received in connection with the Chapter 11 bankruptcy reorganization of Kaiser Steel Corporation.

     B. The Board of Directors of Kaiser, having considered the recommendations of its duly authorized Independent Special Committee, has determined that the acquisition by Kaiser of the PBGC Shares (as defined below) is in the best interests of the nonselling shareholders of Kaiser.

     C. The parties desire to enter this Agreement and to pursue the transaction contemplated hereby (the "Transaction") pursuant to which Kaiser will purchase 1,693,551 shares of the Kaiser common stock (the "PBGC Shares") owned by PBGC upon the terms and conditions of this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

     1.   Purchase and Sale of Shares. Subject to the terms and conditions of
          ---------------------------
this Agreement, Kaiser hereby purchases from PBGC, and PBGC hereby sells to Kaiser, the PBGC Shares.

     2.   Purchase Price and Payment Terms. The purchase price payable by
          ---------------------------------
Kaiser to PBGC for the PBGC Shares (the "Purchase Price") consists of (i) a fixed per share payment (ii) Warrants, and (iii) a contingent payment, which is being paid as follows:

          2.1  Fixed Payment. A fixed payment of $13.00 per share for a total
               -------------
fixed purchase price of $22,016,163 paid by wire transfer of immediately available funds contemporaneously herewith.

          2.2  Warrant. Contemporaneously herewith, Kaiser is delivering to
               -------
PBGC a warrant, in the form attached hereto as Exhibit A (the "Warrant"), to
                                               ---------
purchase 285,260 shares of Kaiser Common Stock.

          2.3  Contingent Payment. In addition, PBGC will have the right to
               ------------------
receive a contingent payment (the "Contingent Payment") on the terms and conditions of the Contingent Payment Agreement in the form attached hereto as Exhibit B.
---------

     3.   Representations and Warranties of Kaiser. Kaiser represents and
          ----------------------------------------
warrants to PBGC:

          (a)  Organization and Authorization. Kaiser has been duly
               ------------------------------
incorporated, is
validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement, the Warrant, the Contingent Payment Agreement and the Registration Rights Agreement (as hereafter defined) have been duly authorized by all requisite action. No charter, bylaw, material agreement, material document or material instrument of any kind of which Kaiser is a party or by which it may be bound would be violated by the Transaction. Kaiser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement, the Warrant, the Contingent Payment Agreement and the Registration Rights Agreement constitute the valid and legally binding obligation of Kaiser, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally. Kaiser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The Transaction does not contravene any applicable law, rule, or regulation or any order or decree binding on Kaiser. A true and correct copy of the resolutions of the Independent Committee of the Board of Directors of Kaiser and those of the Board of Directors of Kaiser approving the Transaction had previously been delivered to PBGC and are attached to the opinion of counsel provided to PBGC. Prior to adopting those resolutions, the Independent Committee and the Board of Directors of Kaiser received an opinion from Merrill Lynch as to the fairness of the Transaction to the nonselling shareholders of Kaiser.

          (b)  Consents. Kaiser has obtained any necessary third party consent
               --------
or approval that may be required to be obtained by it to complete the Transaction.

          (c)  Brokers. Except for Merrill Lynch, whose fees shall be the sole
               -------
obligation of Kaiser, Kaiser has not employed any broker or finder in connection with the Transaction, and shall hold PBGC harmless from any liability or loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Kaiser in connection with the Transaction.

          (d)  No Material Adverse Changes. Since December 31, 1998, there has
               ---------------------------
not been any material adverse changes in the business, financial condition, operations, results of operations, or future prospects of Kaiser and no material transactions involving Kaiser are pending including any material transactions involving Mine Reclamation Corporation or Mill Site, except as disclosed (a) to the public in press releases or filings with the Securities and Exchange Commission or (b) to the representatives of the PBGC in writing at the Board of Directors meeting at which this Agreement was approved.

     4.   Representations and Warranties of PBGC.  PBGC hereby represents and
          --------------------------------------
warrants to Kaiser as follows:

          (a)  Organization and Authorization.  PBGC is a corporation that has
               ------------------------------
been duly formed, is validly existing and in good standing under federal law. The execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly authorized by all requisite action as necessary. No trust document, bylaw, material agreement, material document, or material instrument of any kind of which PBGC is party or by which it may be bound would be violated by the Transaction. This Agreement and the Registration Rights Agreement constitute the valid and legally binding obligation of PBGC, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally. PBGC need not give any notice to, make any filing with, or obtain any

                                       2
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authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The Transaction does not contravene any applicable law, rule, or regulation or any order or decree binding on PBGC.

          (b)  Consents.  PBGC has obtained any necessary third party consent or
               --------
approval that may be required to be obtained by it to complete the Transaction.

          (c)  Ownership.  PBGC is the record and beneficial owner of 2,100,966
               ---------
shares of the common stock of Kaiser, including the PBGC Shares. PBGC has and Kaiser will receive title to the PBGC Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature whatsoever.

          (d)  Warrant Representations.  The Warrant and the Shares for which it
               -----------------------
is being exercisable are being acquired for investment for PBGC's own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of applicable securities laws. PBGC has the requisite knowledge and experience to assess the relative merits and risks of an acquisition of the Warrant and such shares. PBGC is an "accredited investor" as that term is defined by Rule 501(a) promulgated under the Securities Exchange Act of 1933, as amended. The PBGC understands that each certificates for the Warrant and such shares may be legended as a result of the application of Securities and Exchange Commission Rule 144.

          (e)  Authority of Pacholder Associates, Inc. The PBGC has appointed
               --------------------------------------
Pacholder Associates, Inc. ("Pacholder") as the PBGC's agent with respect to the matters contemplated by this Agreement, with full authority to act on behalf of the PBGC.

          (f)  Brokers. Except with respect to its agreement with Pacholder,
               -------
PBGC has not employed any broker or finder in connection with the Transaction, and shall hold Kaiser harmless from any liability or loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by PBGC in connection with the Transaction.

     5.   Other Documents.
          ---------------

          (a)  Legal Opinion from PBGC's Counsel. Kaiser has received a legal
               ---------------------------------
opinion from PBGC's legal counsel to the effect that: (a) this Agreement and the Registration Rights Agreement have been duly authorized by required legal action on the part of PBGC; (b) the Transaction does not contravene any applicable law, rule, or regulation or any order or decree binding on PBGC; and
(c) the completion of the Transaction on the part of PBGC does not require the consent or authorization of any governmental authority that has not been obtained.

          (b)  Legal Opinion from Kaiser's Counsel. PBGC has received a legal
               -----------------------------------
opinion from Kaiser's legal counsel to the effect that: (a) this Agreement, the Warrant, the Contingent Payment Agreement and the Registration Rights Agreement have been authorized by required legal action on the part of Kaiser; (b) the Transaction does not contravene any applicable law, rule, or regulation or any order or decree binding on Kaiser; and (c) the completion of the Transaction on the part of Kaiser does not require the consent or authorization of any governmental authority that has not been obtained.

     6.   Limited Stock Lock-Up. PBGC agrees that, without the prior written
          ---------------------
consent of

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

Kaiser, which consent Kaiser may grant or deny in its sole and absolute discretion, PBGC will not offer, sell, contract to sell, pledge or otherwise dispose of ("Transfer"), directly or indirectly, any shares of: (i) Kaiser Common Stock or (ii) any securities convertible into or exercisable or exchangeable for Kaiser Common Stock, nor will it publicly disclose the intention to make any such Transfer, for a period of 180 days after the dates thereof as specified in this Agreement. Kaiser and its transfer agent and registrar are hereby authorized by PBGC to decline to make any Transfer of shares of Kaiser Common Stock if such Transfer would constitute a violation or breach of this Agreement. A copy of this paragraph shall be sufficient notice of these restrictions to Kaiser's stock transfer agent and registrar. In addition, Kaiser and PBGC are entering into the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement").
                   ---------

     7.   Resignations. On execution hereof, PBGC has delivered to Kaiser an
          ------------
executed irrevocable resignation for the PBGC affiliated individual currently serving on Kaiser's Board of Directors.

     8.   Survival of Existing Indemnities. The existing rights to
          --------------------------------
indemnification in favor of the present or former directors, officers, employees and agents of Kaiser (from November 1, 1988, forward only) and its subsidiaries shall survive the Transaction and shall continue in full force and effect following the date hereof. For at least four years after the date thereof, Kaiser (i) shall use commercially reasonable efforts to maintain policies of directors' and officers' liability insurance providing coverage of no less than $15,000,000 with respect to matters existing or occurring at or prior to the date thereof and (ii) will include the former PBGC representative on the Board of Directors of Kaiser as beneficiaries under any directors' and officers' liability insurance policy which is obtained by Kaiser.

     9.   Nature and Survival of Representations. Subject to Paragraph 10, all
          --------------------------------------
representations, warranties and covenants made by any party in this Agreement shall survive the closing hereunder and the consummation of the Transaction, regardless of any facts that come to the attention of the party.

     10.  Right of Indemnification.  Each party (the "Indemnifying Party") shall
          ------------------------
indemnify and hold the other party (the "Indemnified Party") harmless from and against all costs and expenses (including reasonable attorneys' fees), damages and losses ("Losses") arising out of or resulting from a breach of any representation, warranty or covenant made by the Indemnifying Party in this Agreement. Except with respect to claims for actual fraud, which may be made without regard to any limitation, (i) each party shall be required to indemnify the other only to the extent that the aggregate amount of Losses for which it must provide indemnity exceeds $10,000 and (ii) the aggregate recoveries from either party may each not exceed an aggregate of the Purchase Price as a result of all Losses under this Agreement or with respect to the Transaction. If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, the Indemnified Party will promptly notify the Indemnifying Party in writing of such asserted claim or the institution of such action or proceeding; provided, however, that the Indemnified Party's failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it might otherwise have on account of this indemnity, except to the extent that the Indemnifying Party has been materially prejudiced by such failure to notify. The Indemnifying Party may, at its option, undertake full responsibility for the defense of any third-party claim which, if successful, would result in an obligation of indemnity under this Agreement. The Indemnifying Party may contest or settle any such claim on such terms as the Indemnifying Party may choose, provided that the Indemnifying Party will not have the right, without the Indemnified

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Party's prior written consent, to settle any such claim if such settlement (i)
arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgement with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (iii) relates to any tax matters, (iv) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party, or (v) does not contain an unconditional release of the Indemnified Party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any third-party claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses.

     11.  Miscellaneous Provisions.
          -----------------------

          (a)  Specific Performance. The parties hereto agree that irreparable
               --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with the specific terms of this Agreement or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such party is entitled at law or in equity, and each party waives the posting of any bond or security in connection with any proceeding related thereto.

          (b)  Expenses. Except as may otherwise be provided herein, no party
               --------
hereto shall be responsible for the payment of any other party's expenses incurred in connection with this Agreement.

          (c)  Third Party Beneficiaries. Except as expressly provided in this
               -------------------------
Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

          (d)  Further Assurances. At any time, and from time to time, after the
               ------------------
date thereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to PBGC Shares or otherwise to carry out the intent and purposes of this Agreement.

          (e)  Waiver. Any failure on the part of any party hereto to comply
               ------
with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          (f)  Notices. All notices and other communications hereunder shall be
               -------
in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the respective principal offices of the parties hereto to the respective principal offices of the parties hereto as specified below:

               If to Kaiser:   Kaiser Ventures Inc.
                               3633 E. Inland Empire Boulevard

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

                               Suite 850
                               Ontario, California  91764
                               Attention:  President

                               With a copy to:

                                      Terry L. Cook, Esq.
                                      Kaiser Ventures Inc.
                                      3633 E. Inland Empire Boulevard
                                      Suite 850
                                      Ontario, California 91764

                               Telephone:  (909) 483-8500
                               Facsimile:  (909) 944-6605

               If to PBGC:     Pension Benefit Guaranty Corporation
                               c/o Pacholder Associates, Inc., as Agent
                               8044 Montgomery Road, Suite 480
                               Cincinnati, Ohio  45236
                               Attention:  Thomas M. Barnhart, II
                                           Senior Vice President and
                                           Associate General Counsel
                               Telephone:  (513) 381-2838
                               Facsimile:  (513) 985-3217

                               With a copy to:

                                      Timothy E. Hoberg, Esq.
                                      Taft, Stettinius & Hollister
                                      1800 Firstar Tower
                                      425 Walnut Street,
                                      Cincinnati, Ohio 45202

                                      Telephone:  (513) 381-2838
                                      Facsimile:  (513) 381-0205

     Any notice or communication mailed shall also be faxed to the appropriate number specified above.

          (g)  Interpretation. In this Agreement the singular included the
               --------------
plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing," include printing, typing, lithography and other means of reproducing words in a tangible visible form; the word "including," "includes" and "include" are deemed to be followed by the words "but not limited to"; and references to paragraphs (or subdivisions of paragraphs) recitals or exhibits are to those of this Agreement unless otherwise indicated. The language used in this Agreement will be deemed to be the language chosen by the parties to this

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

Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

          (h)  Counterparts. This Agreement may be executed simultaneously in
               ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (i)  Governing Law. This Agreement shall be governed by, and
               -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;
(iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court; and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          (j)  Binding Effect. This Agreement shall be binding upon the parties
               --------------
hereto and inure to the benefit of the parties, their respective successors and assigns.

          (k)  Entire Agreement. This Agreement and the exhibits to be attached
               ----------------
hereto constitute the entire agreement of the parties covering everything agreed upon or understood in the Transaction. The parties are executing and carrying out this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and in the written documents contemplated by this Agreement. This Agreement may not be amended or modified except by a written document executed by Kaiser and PBGC.

          (l)  Enforcement Costs. In the event of any legal proceeding to
               -----------------
enforce any of the terms hereof, the prevailing party shall be entitled to receive payment for its attorneys' fees and all other costs required to enforce its rights hereunder.

          (m)  Regulatory Filings. Each party shall be reasonable for completing
               ------------------
and filing any regulatory filings that may be applicable to it, including, but not limited to, any filings with the Securities and Exchange Commission.

          (n)  Good Faith. The parties agree to seek in good faith to seek to
               ----------
consummate the Transaction.

          (o)  Public Announcements. Neither party shall make any public
               --------------------
announcements concerning this Agreement or the Transactions contemplated herein without prior written consent of the other party except as required by law, regulation or court order; provided however that in any case any party required to make a public announcement shall notify the other, and shall reasonably cooperate with that other party in making such required disclosure.

          (p)  Severability. The validity, legality or enforceability of the
               ------------
remainder of this

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

Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

          (q)  Headings. The headings in this Agreement are inserted only as a
               --------
matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular paragraph.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.


"PBGC"                                          "Kaiser"
Pension Benefit Guaranty Corporation            Kaiser Ventures Inc.
  By:  Pacholder Associates, Inc., as Agent

  By:  /s/ Thomas M. Barnhart, III              By: /s/ Richard E. Stoddard
       --------------------------------             -------------------------
       Thomas M. Barnhart, II                       Richard E. Stoddard
       Senior Vice President and                    President, Chief Executive
       Associate General Counsel                    Officer & Chairman of the
                                                    Board


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